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                          March 24, 2023

       Andrew McCormick
       General Counsel
       BRC Inc.
       1144 S. 500 W
       Salt Lake City, UT 84101

                                                        Re: BRC Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed March 21,
2023
                                                            File No. 333-270727

       Dear Andrew McCormick:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing